EXHIBIT 99.1

Las Vegas Sands Corp. Reports Landmark
Fourth Quarter and Full Year 2011 Results

Declares Annual Dividend of $1.00 per Share
Fourth Quarter Net Revenue Increases 26.3% to Record $2.54 Billion
Fourth Quarter Adjusted Property EBITDA Climbs 30% to Company and Industry
Record $960.6 Million
Fourth Quarter Adjusted Diluted EPS Climbs 35.7% to Record $0.57
Full Year 2011 Adjusted Diluted EPS Climbs 106.1% to Record $2.02

In the Fourth Quarter of 2011 Compared to the Fourth Quarter of 2010:

•	Consolidated Adjusted Property EBITDA Margin Increases 110 Basis Points to 37.8%
•	Macao Property Operations Adjusted Property EBITDA Increases 27.2% to Record $434.2 Million
•	Marina Bay Sands Adjusted Property EBITDA Increases 39.6% to Record $426.9 Million

In the Year 2011 Compared to the Year 2010:

•	Consolidated Net Revenue Increases 37.3% to Record $9.41 Billion
•	Consolidated Adjusted Property EBITDA Increases 58.5% to Record $3.53 Billion

Las Vegas, NV (February 1, 2012) — Las Vegas Sands Corp. (NYSE: LVS) today reported record financial results for the quarter and year ended December 31, 2011, and declared an annual dividend of $1.00 per share.

Fourth Quarter Overview

We are pleased to report record financial results for the fourth quarter and full year of 2011. Strong growth and record EBITDA margin at our Macao property portfolio, together with continued growth at Marina Bay Sands in Singapore and a solid performance from our domestic properties contributed to record revenue, operating income and EBITDA for the quarter.

The strong cash flow, liquidity and financial position of the company have allowed us to declare a recurring annual dividend. The Las Vegas Sands board of directors declared yesterday an annual dividend of $1.00 per common share to be paid quarterly, with the initial payment to be made on March 30, 2012 to shareholders of record on March 20, 2012.

The Board of Directors of Sands China Ltd., the company’s majority-owned subsidiary which owns and operates the company’s Integrated Resort properties and other assets in Macao, declared on January 31, 2011 a dividend of HK$0.58 per share which is expected to be paid to Sands China Ltd. shareholders on or about February 28, 2012 to shareholders of record on February 20, 2012.

In Macao, we experienced higher gaming volumes across our property portfolio, while adjusted property EBITDA reached a record $434.2 million and adjusted property EBITDA margin expanded to reach a market-leading 33.4%.  The consistent growth of our higher margin mass table and slot businesses, together with the contribution from the important non-gaming (hotel, retail, mall and convention) components of our Integrated Resort business model, continue to drive revenue and EBITDA growth.  We are also pleased to report that the initial investments we have made to expand our offerings in the VIP segment are clearly evident in our quarterly operating results, with the Four Seasons Hotel Macao and Plaza Casino generating a record quarterly EBITDA of $63.0 million and increasing its Rolling Chip volume by 63.9% compared to the same quarter last year.  We expect to realize additional benefits from our initiatives in the VIP segment in the quarters ahead, as we roll out additional enhanced VIP facilities and service offerings throughout our existing property portfolio in 2012.

We are extremely excited to be approaching the debut of the largest Integrated Resort development in the company’s history, Sands Cotai Central, the first phase of which will open approximately eight weeks from today.    Located at the center of the COTAI Strip and directly across from The Venetian Macao and the Four Seasons Hotel Macao and Plaza Casino, the 13.7 million square foot Integrated Resort will add substantial scale to the COTAI Strip and will feature amenities and attractions designed to broaden and deepen Macao’s appeal as a destination for business and leisure travelers.  Importantly, Sands Cotai Central will feature at completion more than 6,400 hotel rooms, which are a vital component for the future growth and continued maturation of the meetings, incentive, convention and exhibition business in Macao.  We are confident that Sands Cotai Central will meaningfully contribute to important multi-night business and leisure visitation to Macao and will provide another strong platform for growth for our company.

In Singapore, Marina Bay Sands produced a record $426.9 million of adjusted property EBITDA during the quarter and an EBITDA margin of 52.9%.  Strong growth in VIP, mass gaming and slot volumes coupled with continued growth in visitation and non-gaming revenue streams including hotel, food and beverage, retail and entertainment reflect the broad appeal of the property to Singapore’s visitors from across the Asian region.  Looking ahead, as Singapore’s complementary business and leisure tourism offerings and transportation infrastructure continue to expand, we are confident that Marina Bay Sands will generate meaningful growth and outstanding returns for our company.

In Las Vegas, The Venetian and Palazzo generated $80.9 million in adjusted property EBITDA during the quarter, slightly ahead of the fourth quarter last year.  Table games drop was up 14.9% during the quarter reflecting strong baccarat play.  Cash revenues from occupied rooms increased by more than 15% compared to the same quarter last year.  In addition, 91% of our occupied rooms during the quarter were sold to cash-paying customers, compared to 82% in the fourth quarter of 2010.  RevPAR increased 13.0% as our FIT, group meeting and convention businesses expanded.  Sands Bethlehem produced a record fourth quarter with $22.5 million in adjusted property EBITDA.  The property continues to benefit from growth in slot handle, table games play, and hotel revenues.

The reliable and predictable nature of the cash flows generated by our Integrated Resort business model, the successful execution of our deleveraging strategy, and the healthy margin profile of our property portfolio remain evident in our financial results.  While we again achieved quarterly records for net revenue and adjusted property EBITDA, we are also pleased that the flow through to earnings remained strong, with adjusted earnings per diluted share increasing 35.7% to reach $0.57, compared to $0.42 in the quarter one year ago.

Company-Wide Operating Results

Net revenue for the fourth quarter of 2011 was a record $2.54 billion, an increase of 26.3% compared to $2.02 billion in the fourth quarter of 2010. Consolidated adjusted property EBITDA in the fourth quarter of 2011 increased 30.0% to a record $960.6 million, compared to $738.9 million in the year-ago quarter. Consolidated adjusted property EBITDA margin increased 110 basis points to 37.8% in the fourth quarter of 2011, compared to 36.7% in the fourth quarter of 2010.

On a GAAP (Generally Accepted Accounting Principles) basis, operating income in the fourth quarter of 2011 increased 35.7% to reach $663.3 million, compared to $488.7 million in the fourth quarter of 2010. The increase in operating income was principally due to stronger results across our portfolio of properties in Macao and at Marina Bay Sands in Singapore.

Adjusted net income (see Note 1) increased to $460.9 million, or $0.57 per diluted share, compared to $340.1 million, or $0.42 per diluted share, in the fourth quarter of 2010.

On a GAAP basis, net income attributable to common stockholders in the fourth quarter of 2011 increased 17.2% to $320.1 million, compared to $273.0 million in the fourth quarter of 2010, while diluted earnings per share in the fourth quarter of 2011 increased 14.7% to $0.39, compared to $0.34 in the prior year quarter. The improvement in our net income attributable to common stockholders reflects the increase in operating income, partially offset by increases in net income attributable to noncontrolling interests (primarily Sands China Ltd.), and preferred stock inducement, repurchase and redemption premiums.

Full year 2011 net revenue increased 37.3% to a record $9.41 billion, compared to $6.85 billion in 2010. Consolidated adjusted property EBITDA in 2011 increased 58.5% to a record $3.53 billion, compared to $2.23 billion in 2010. Consolidated adjusted property EBITDA margin increased 500 basis points to 37.5% in 2011, compared to 32.5% in 2010.

Adjusted net income (see Note 1) was a record $1.64 billion in 2011, or $2.02 per diluted share, compared to $775.0 million, or $0.98 per diluted share in 2010.

On a GAAP basis, full year 2011 operating income increased 102.4% to a record $2.39 billion in 2011, compared to $1.18 billion in 2010.  Net income attributable to common stockholders increased 211.6% to $1.27 billion, or $1.56 per diluted share in 2010, compared to $407.5 million, or $0.51 per diluted share in 2010. The improvement in our net income attributable to common stockholders reflects the increase in operating income and lower net interest expense, partially offset by increases in net income attributable to noncontrolling interests (primarily Sands China Ltd.), income tax expense, and preferred stock inducement, repurchase and redemption premiums.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. increased 22.0% to $1.33 billion in the fourth quarter of 2011, compared to $1.09 billion in the fourth quarter of 2010. Adjusted property EBITDA for Sands China Ltd. increased 29.2% to $430.1 million in the fourth quarter of 2011, compared to $332.8 million in the fourth quarter of 2010. Net income for Sands China Ltd. increased 43.8% to $306.7 million in the fourth quarter of 2011, compared to $213.3 million in the fourth quarter of 2010.

The Venetian Macao Fourth Quarter Operating Results

The Venetian Macao continues to enjoy strong visitation and financial performance. The property delivered record adjusted property EBITDA of $283.3 million for the fourth quarter of 2011, an increase of 20.2% compared to the fourth quarter of 2010.  Adjusted property EBITDA margin was a record 37.1%, an increase of 150 basis points over the fourth quarter of 2010. The Venetian delivered solid growth in gaming volumes in each segment of the business. Non-Rolling Chip drop was a record $1.10 billion for the quarter, an increase of 14.4% compared to the same quarter last year, while Non-Rolling Chip win percentage was 28.2%. Rolling Chip volume during the quarter increased 14.8% to a record $13.55 billion. Slot handle was a record $1.07 billion, an increase of 52.2% compared to the quarter one year ago.  RevPAR increased 14.1% to a record $234 due to higher ADR and occupancy.

The following table summarizes the key operating results for The Venetian Macao for the fourth quarter of 2011 compared to the fourth quarter of 2010:

	Three Months Ended
The Venetian Macao Operations	December 31,
(Dollars in millions)	2011	2010	$ Change	Change
Revenues:
Casino	$641.3	$565.6	$75.7	13.4%
Rooms	61.4	53.3	8.1	15.2%
Food and Beverage	21.9	16.9	5.0	29.6%
Mall	41.3	30.7	10.6	34.5%
Convention, Retail and Other	27.7	21.0	6.7	31.9%
Less - Promotional Allowances	(29.3)	(26.0)	(3.3)	-12.7%
Net Revenues	$764.3	$661.5	$102.8	15.5%

Adjusted Property EBITDA	$283.3	$235.6	$47.7	20.2%
EBITDA Margin %	37.1%	35.6%		1.5 pts

Operating Income	$242.3	$185.8	$56.5	30.4%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$13,551.1	$11,799.6	$1,751.5	14.8%
Rolling Chip Win %(1)	2.95%	2.99%		-0.04 pts

Non-Rolling Chip Drop	$1,099.8	$961.2	$138.6	14.4%
Non-Rolling Chip Win %(2)	28.2%	28.2%		0.0 pts

Slot Handle	$1,066.2	$700.6	$365.6	52.2%
Slot Hold %(3)	5.9%	7.3%		-1.4 pts

Hotel Statistics

Occupancy %	95.2%	88.8%		6.4 pts
Average Daily Rate (ADR)	$246	$231	$15	6.5%
Revenue per Available Room (RevPAR)	$234	$205	$29	14.1%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to The Venetian Macao’s trailing 12 month Non-Rolling Chip win percentage of 27.3% (calculated before discounts).
(3)This compares to The Venetian Macao’s trailing 12 month slot hold percentage of 6.8% (calculated before slot club cash incentives).

Sands Macao Fourth Quarter Operating Results

Sands Macao’s fourth quarter operating performance reflected the Sands’ healthy competitive positioning on the Macao peninsula and the growth in the Macao market overall. Gaming volumes were stronger across the board and adjusted property EBITDA was $87.8 million in the quarter.  The operating results were negatively impacted by lower Rolling Chip win percentage compared to the fourth quarter of 2010. Adjusted property EBITDA margin was 27.4% for the quarter, compared to 29.3% for the year-ago quarter.  Rolling Chip volume reached $7.61 billion for the quarter, an increase of 1.3% compared to the fourth quarter of 2010.  Non-Rolling Chip drop increased 2.7% to $687.2 million, the strongest performance since the first quarter of 2008. Slot handle increased 57.5% to a record $621.0 million.

The following table summarizes our key operating results for the Sands Macao for the fourth quarter of 2011 compared to the fourth quarter of 2010:

	Three Months Ended
Sands Macao Operations	December 31,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$311.9	$311.3	$0.6	0.2%
Rooms	6.6	5.6	1.0	17.9%
Food and Beverage	10.1	10.7	(0.6)	-5.6%
Retail and Other	3.1	2.3	0.8	34.8%
Less - Promotional Allowances	(10.7)	(10.6)	(0.1)	-0.9%
Net Revenues	$321.0	$319.3	$1.7	0.5%

Adjusted Property EBITDA	$87.8	$93.4	$(5.6)	-6.0%
EBITDA Margin %	27.4%	29.3%		-1.9 pts

Operating Income	$79.5	$84.5	$(5.0)	-5.9%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$7,611.7	$7,512.6	$99.1	1.3%
Rolling Chip Win %(1)	2.77%	3.04%		-0.27 pts

Non-Rolling Chip Drop	$687.2	$669.4	$17.8	2.7%
Non-Rolling Chip Win %(2)	21.7%	20.0%		1.7 pts

Slot Handle	$621.0	$394.4	$226.6	57.5%
Slot Hold %(3)	4.8%	6.2%		-1.4 pts

Hotel Statistics

Occupancy %	96.0%	81.2%		14.8 pts
Average Daily Rate (ADR)	$259	$260	$(1)	-0.4%
Revenue per Available Room (RevPAR)	$248	$211	$37	17.5%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Sands Macao’s trailing 12 month Non-Rolling Chip win percentage of 20.1% (calculated before discounts).
(3)This compares to the Sands Macao’s trailing 12 month slot hold percentage of 5.9% (calculated before slot club cash incentives).

Four Seasons Hotel Macao and Plaza Casino Fourth Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino generated a record $63.0 million of adjusted property EBITDA for the fourth quarter of 2011, despite win percentage on Rolling Chip play being below our expected range. Rolling Chip volume reached a record $7.52 billion for the quarter, an increase of 63.9% compared to the fourth quarter of 2010. Slot handle continued to expand, reaching $243.9 million, an increase of 82.3% compared to last year’s fourth quarter. Non-Rolling Chip drop increased to $101.3 million while Non-Rolling Chip win was up 38.7% compared to the year ago quarter.  The non-gaming offerings of the property continue to exhibit healthy growth, with increases in occupancy and RevPAR, while mall revenue was a record $24.5 million, a 54.1% increase compared to last year’s fourth quarter.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the fourth quarter of 2011 compared to the fourth quarter of 2010:

	Three Months Ended
Four Seasons Hotel Macao and Plaza Casino Operations	December 31,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$183.7	$68.2	$115.5	169.4%
Rooms	8.9	8.6	0.3	3.5%
Food and Beverage	7.0	5.8	1.2	20.7%
Mall	24.5	15.9	8.6	54.1%
Convention, Retail and Other	0.8	0.7	0.1	14.3%
Less - Promotional Allowances	(8.5)	(7.4)	(1.1)	-14.9%
Net Revenues	$216.4	$91.8	$124.6	135.7%

Adjusted Property EBITDA	$63.0	$12.2	$50.8	416.4%
EBITDA Margin %	29.1%	13.3%		15.8 pts

Operating Income (Loss)	$48.6	$(3.0)	$51.6	1,720.0%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$7,519.6	$4,587.3	$2,932.3	63.9%
Rolling Chip Win %(1)	2.61%	1.55%		1.06 pts

Non-Rolling Chip Drop	$101.3	$98.5	$2.8	2.8%
Non-Rolling Chip Win %(2)	44.4%	33.0%		11.4 pts

Slot Handle	$243.9	$133.8	$110.1	82.3%
Slot Hold %(3)	4.8%	6.9%		-2.1 pts

Hotel Statistics

Occupancy %	76.1%	70.2%		5.9 pts
Average Daily Rate (ADR)	$339	$349	$(10)	-2.9%
Revenue per Available Room (RevPAR)	$258	$245	$13	5.3%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Plaza Casino’s trailing 12 month Non-Rolling Chip win percentage of 37.3% (calculated before discounts).
 (3)This compares to the Plaza Casino’s trailing 12 month slot hold percentage of 6.2% (calculated before slot club cash incentives).

Marina Bay Sands Fourth Quarter Operating Results

Marina Bay Sands in Singapore delivered a record adjusted property EBITDA of $426.9 million, an increase of 39.6% compared to the fourth quarter of 2010, and adjusted property EBITDA margin of 52.9%. Net revenue in the quarter was $806.9 million, an increase of 44.0% compared to the fourth quarter of 2010. The property continued to mature during the quarter as strong growth was exhibited in all areas. The operating results benefitted from higher than expected Rolling Chip win percentage of 3.34% for the quarter.

Gaming volumes reflected strong growth in each segment of the business. Rolling Chip volume increased 32.2% to reach $10.76 billion for the quarter.  Non-Rolling Chip drop increased 21.6% to reach $1.15 billion with a Non-Rolling Chip win percentage of 24.2%. Slot handle, which includes play from electronic table games, increased 49.5% to reach $2.74 billion for the quarter with slot hold percentage of 5.4%. Total mass win per day during the quarter increased 37.8% to reach $4.64 million, compared to $3.37 million in the fourth quarter of 2010.

The room, food and beverage, and mall segments of the property all reflected strong growth of 50.4%, 41.1%, and 56.0%, respectively, as the property’s offerings and amenities continued to mature.  Occupancy and ADR both expanded during the quarter, driving a RevPAR increase of 50.2% compared to the same quarter last year.

The following table summarizes our key operating results for Marina Bay Sands for the fourth quarter of 2011 compared to the fourth quarter of 2010:

	Three Months Ended
Marina Bay Sands Operations	December 31,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$654.0	$457.1	$196.9	43.1%
Rooms	76.4	50.8	25.6	50.4%
Food and Beverage	54.2	38.4	15.8	41.1%
Mall	40.1	25.7	14.4	56.0%
Convention, Retail and Other	29.2	18.0	11.2	62.2%
Less - Promotional Allowances	(47.0)	(29.6)	(17.4)	-58.8%
Net Revenues	$806.9	$560.4	$246.5	44.0%

Adjusted Property EBITDA	$426.9	$305.8	$121.1	39.6%
EBITDA Margin %	52.9%	54.6%		-1.7 pts

Operating Income	$330.4	$225.1	$105.3	46.8%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$10,762.3	$8,139.1	$2,623.2	32.2%
Rolling Chip Win %(1)	3.34%	3.11%		0.23 pts

Non-Rolling Chip Drop	$1,145.2	$942.1	$203.1	21.6%
Non-Rolling Chip Win %(2)	24.2%	22.6%		1.6 pts

Slot Handle	$2,744.8	$1,835.4	$909.4	49.5%
Slot Hold %(3)	5.4%	5.3%		0.1 pts

Hotel Statistics

Occupancy %	98.8%	84.8%		14.0 pts
Average Daily Rate (ADR)	$333	$258	$75	29.1%
Revenue per Available Room (RevPAR)	$329	$219	$110	50.2%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to Marina Bay Sands trailing 12 month Non-Rolling Chip win percentage of 22.6% (calculated before discounts).
(3)This compares to Marina Bay Sands trailing 12 month slot hold percentage of 5.3% (calculated before slot club cash incentives).

Las Vegas Fourth Quarter Operating Results

The Venetian and The Palazzo delivered $80.9 million of adjusted property EBITDA for the fourth quarter of 2011, up slightly compared to the fourth quarter of 2010, and adjusted property EBITDA margin of 23.8%.  Strong baccarat play drove a 14.9% increase in table games drop to $532.4 million, although table games win percentage of 17.9% was down compared to last year. Stronger group meeting and convention business during the quarter drove a 15.7% increase in cash revenues from the sale of hotel rooms and a 9.7% increase in food and beverage revenues. 91% of occupied rooms during the quarter were sold to cash-paying customers, compared to 82% in the fourth quarter of 2010.  Promotional allowances were also significantly reduced.  ADR increased 1.6% to $195, compared to $192 in the same quarter last year.

The following table summarizes our key operating results for our Las Vegas operations for the fourth quarter of 2011 compared to the fourth quarter of 2010:

	Three Months Ended
Las Vegas Operations	December 31,
(Dollars in millions)	2011	2010(1)	$ Change	Change

Revenues:
Casino	$118.3	$121.8	$(3.5)	-2.9%
Rooms	110.6	99.6	11.0	11.0%
Food and Beverage	60.9	55.5	5.4	9.7%
Convention, Retail, Royalty Fee and Other	71.9	59.1	12.8	21.7%
Less - Promotional Allowances	(22.2)	(25.4)	3.2	12.6%
Net Revenues	$339.5	$310.6	$28.9	9.3%

Adjusted Property EBITDA	$80.9	$80.6	$0.3	0.4%
EBITDA Margin %	23.8%	25.9%		-2.1 pts

Operating Income	$48.5	$44.4	$4.1	9.2%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$532.4	$463.3	$69.1	14.9%
Table Games Win %(2)	17.9%	19.8%		-1.9 pts

Slot Handle	$520.8	$577.5	$(56.7)	-9.8%
Slot Hold %(3)	8.8%	8.0%		0.8 pts

Hotel Statistics

Occupancy %	89.1%	80.1%		9.0 pts
Average Daily Rate (ADR)	$195	$192	$3	1.6%
Revenue per Available Room (RevPAR)	$174	$154	$20	13.0%

(1)  Hotel statistics have been reclassified to conform to the current presentation.
(2)  This compares to our Las Vegas Operation’s trailing 12 month table games win percentage of 18.4% (calculated before discounts).
(3) This compares to our Las Vegas Operation’s trailing 12 month slot hold percentage of 8.5% (calculated before slot club cash incentives).

Sands Bethlehem Fourth Quarter Operating Results

Net revenue for Sands Bethlehem in Pennsylvania was $105.0 million and adjusted property EBITDA reached $22.5 million for the fourth quarter of 2011, an increase of 15.4% compared to the fourth quarter of 2010, with an adjusted EBITDA margin of 21.4%. Table games drop was $193.8 million for the quarter, an increase of 90.6% compared to the quarter one year ago, while table games win percentage was 14.7%. Slot handle increased 13.7% to reach $956.1 million for the quarter with slot hold percentage of 7.0%. The property’s 300-room hotel tower opened on May 27, 2011, and contributed $2.1 million of room revenue during the quarter. The hotel, together with the addition of the retail mall, the first phase of which opened in November 2011, and the events center, which will debut in May 2012, should contribute to future growth of both gaming and non-gaming offerings at the property.

The following table summarizes our key operating results for Sands Bethlehem for the fourth quarter of 2011 compared to the fourth quarter of 2010:

	Three Months Ended
Sands Bethlehem Operations	December 31,
(Dollars in millions)	2011(1)	2010	$ Change	Change

Revenues:
Casino	$97.9	$79.1	$18.8	23.8%
Rooms	2.1	N/A	2.1	N/A
Food and Beverage	6.2	4.9	1.3	26.5%
Mall	0.2	N/A	0.2	N/A
Convention, Retail and Other	4.4	2.8	1.6	57.1%
Less - Promotional Allowances	(5.8)	(3.4)	(2.4)	-70.6%
Net Revenues	$105.0	$83.4	$21.6	25.9%

Adjusted Property EBITDA	$22.5	$19.5	$3.0	15.4%
EBITDA Margin %	21.4%	23.4%		-2.0 pts

Operating Income	$13.2	$10.5	$2.7	25.7%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$193.8	$101.7	$92.1	90.6%
Table Games Win %(2)	14.7%	14.5%		0.2 pts

Slot Handle	$956.1	$840.7	$115.4	13.7%
Slot Hold %(3)	7.0%	7.4%		-0.4 pts

Hotel Statistics

Occupancy %	54.5%	N/A	N/A	N/A
Average Daily Rate (ADR)	$156	N/A	N/A	N/A
Revenue per Available Room (RevPAR)	$85	N/A	N/A	N/A

(1)  The hotel tower opened on May 27, 2011 and the first phase of the mall opened on November 1, 2011.
(2)  This compares to Sands Bethlehem’s trailing 12 month table games win percentage of 14.8% (calculated before discounts).
(3) This compares to Sands Bethlehem’s trailing 12 month slot hold percentage of 7.3% (calculated before slot club cash incentives).

Retail Mall Operations

Gross revenue from tenants in the company’s retail malls at The Venetian Macao, The Four Seasons Macao and Marina Bay Sands in Singapore reached $105.9 million for the fourth quarter of 2011, an increase of 46.5% compared to the fourth quarter of 2010.  Operating profit derived from these retail mall assets increased 63.5% for the quarter to reach $88.1 million.

	For The Three Months Ended December 31, 2011					Full Year 2011
(Dollars in millions except per square foot data)	Gross Revenue	Operating Profit	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.1

The Grand Canal Shoppes at The Venetian Macao	$41.3	$31.8	77.0%	817,251	90.0%	$1,087

The Shoppes at Four Seasons
Luxury Retail	20.0	19.3	96.3%	87,063	100.0%	5,462
Other Stores	4.5	3.2	70.7%	102,107	85.7%	972
Total	24.5	22.5	91.6%	189,170	92.3%	3,386

The Shoppes at Marina Bay Sands	40.1	33.8	84.4%	629,428	95.3%	1,231

Total	$105.9	$88.1	83.2%	1,635,849	92.3%	$1,453

1 Tenant sales per square foot reflects sales from tenants only after the tenant has been open for a period of 12 months.

Other Factors Affecting Earnings

Other Asia adjusted property EBITDA, which is principally composed of our CotaiJet ferry operation, was negative $3.8 million during the quarter.

Pre-opening expenses, related primarily to Sands Cotai Central on the COTAI Strip in Macao, increased to $22.4 million in the fourth quarter of 2011, compared to $17.1 million in the fourth quarter of 2010.

Depreciation and amortization expense was $197.9 million in the fourth quarter of 2011, compared to $184.5 million in the fourth quarter of 2010.

Interest expense, net of amounts capitalized, was $68.0 million for the fourth quarter of 2011, compared to $74.9 million during the fourth quarter of 2010. The decrease was principally the result of a lower average borrowing cost as well as lower debt balances outstanding in the quarter compared to the fourth quarter of 2010.  Capitalized interest was $29.8 million during the fourth quarter of 2011, compared to $31.7 million during the fourth quarter of 2010.  Our weighted average borrowing cost in the fourth quarter of 2011 was 3.8%.

Corporate expense was $51.7 million in the fourth quarter of 2011, compared to $30.7 million in the fourth quarter of 2010. The increase was primarily driven by higher legal fees, as well as higher incentive compensation expense attributable to the company’s improved operating performance.

Other income, which was principally composed of foreign currency gains, was $5.4 million in the fourth quarter of 2011, compared to other expense of $2.1 million in the fourth quarter of 2010. The company’s effective tax rate for the fourth quarter of 2011 was 10.2%. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

Net income attributable to noncontrolling interests during the fourth quarter of $89.1 million was principally related to Sands China Ltd.

During the quarter, the company elected to redeem all of its outstanding 10% Series A Cumulative Perpetual Preferred Stock at a redemption price of $110 per preferred share. The preferred stock inducement, repurchase and redemption premium realized during the quarter was $97.6 million and the total cash required for the repurchases and redemption during the quarter was $780.7 million.

Balance Sheet Items

Unrestricted cash balances as of December 31, 2011, were $3.90 billion, while restricted cash balances were $7.1 million.

As of December 31, 2011, total debt outstanding, including the current portion, was $10.03 billion. Total principal payments in 2012 and 2013, which principally relate to our Singapore Credit Facility, are approximately $455.8 million and $530.0 million, respectively.

Capital Expenditures

Capital expenditures during the fourth quarter totaled $420.9 million, including construction and development activities of $308.0 million in Macao, $73.1 million at Marina Bay Sands, $30.1 million in Las Vegas and $9.7 million at Sands Bethlehem.

###

Conference Call Information

The company will host a conference call to discuss the company's results on Wednesday, February 1, 2012 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.lasvegassands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

Note 1

Adjusted net income excludes pre-opening expense, development expense, impairment loss, gain or loss on disposal of assets, loss on modification or early retirement of debt, preferred stock dividends, accretion to redemption value of preferred stock issued to the Principal Stockholder’s family, and preferred stock inducement, repurchase and redemption premiums.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (Integrated Resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

THE VENETIAN® and THE PALAZZO®, Five-Diamond luxury resorts on the Las Vegas Strip, and SANDS® Bethlehem in Eastern Pennsylvania are the company's properties in the United States.

In Singapore, the iconic MARINA BAY SANDS® is the most recent addition to the company's portfolio.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a collection of properties in Macao, including THE VENETIAN® Macao, Four Seasons Hotel Macao, and Sands Cotai Central, a 13.7 million square foot 6,400-room complex opening in early 2012 at the company's COTAI STRIP® development. The company also owns the SANDS® Macao on the Macao peninsula.

Las Vegas Sands is also committed to global sustainability through its SANDS Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:	Daniel Briggs (702) 414-1221
Media:	Ron Reese (702) 414-3607

Las Vegas Sands Corp.
Fourth Quarter 2011 Results
Non-GAAP Reconciliations

Within the company’s fourth quarter 2011 press release, the company makes reference to certain non-GAAP financial measures including “adjusted net income,” “adjusted earnings per diluted share,” and “adjusted property EBITDA.”  Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K.  The specific reasons why the company’s management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted property EBITDA consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, impairment loss, pre-opening expense, development expense, royalty fees, stock-based compensation, corporate expense, and rental expense.  Reconciliations of GAAP operating income and GAAP net income attributable to Las Vegas Sands Corp. to adjusted property EBITDA are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues:
Casino	$2,007,099	$1,603,166	$7,437,002	$5,533,088
Rooms	266,013	217,790	1,000,035	797,499
Food and beverage	160,191	132,214	598,823	446,558
Mall	106,167	72,258	325,123	186,617
Convention, retail and other	131,169	97,874	501,351	354,175
	2,670,639	2,123,302	9,862,334	7,317,937
Less - promotional allowances	(126,284)	(108,256)	(451,589)	(464,755)
	2,544,355	2,015,046	9,410,745	6,853,182

Operating expenses:
Resort operations	1,592,709	1,284,914	5,910,057	4,656,247
Corporate expense	51,711	30,732	185,694	108,848
Rental expense	10,033	10,612	43,366	41,302
Pre-opening expense	22,353	17,149	65,825	114,833
Development expense	5,008	525	11,309	1,783
Depreciation and amortization	197,935	184,450	794,404	694,971
Impairment loss	-	-	-	16,057
(Gain) loss on disposal of assets	1,324	(2,022)	10,203	38,555
	1,881,073	1,526,360	7,020,858	5,672,596

Operating income	663,282	488,686	2,389,887	1,180,586

Interest income	5,950	2,580	14,394	8,947
Interest expense, net of amounts capitalized	(68,011)	(74,938)	(282,949)	(306,813)
Other income (expense)	5,429	(2,055)	(3,955)	(8,260)
Loss on modification or early retirement of debt	(22,554)	-	(22,554)	(18,555)

Income before income taxes	584,096	414,273	2,094,823	855,905

Income tax expense	(59,744)	(27,866)	(211,704)	(74,302)

Net income	524,352	386,407	1,883,119	781,603

Net income attributable to noncontrolling interests	(89,068)	(60,898)	(322,996)	(182,209)

Net income attributable to Las Vegas Sands Corp.	435,284	325,509	1,560,123	599,394

Preferred stock dividends	(5,967)	(22,757)	(63,924)	(92,807)
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	(11,567)	(23,137)	(80,975)	(92,545)
Preferred stock inducement, repurchase and
redemption premiums	(97,636)	(6,579)	(145,716)	(6,579)

Net income attributable to common stockholders	$320,114	$273,036	$1,269,508	$407,463

Basic earnings per share	$0.44	$0.40	$1.74	$0.61

Diluted earnings per share	$0.39	$0.34	$1.56	$0.51

Weighted average shares outstanding:

Basic	731,412,225	688,139,581	728,343,428	667,463,535

Diluted	812,718,294	806,346,583	811,816,687	791,760,624

Exhibit 1

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income (Loss) to Adjusted Property EBITDA:

Three Months Ended December 31, 2011

				Pre-Opening
		Depreciation	Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$242,298	$37,696	$117	$-	$-	$1,534	$-	$1,647	$283,292

Sands Macao	79,501	7,478	38	-	-	465	-	353	87,835

Four Seasons Hotel Macao and Plaza Casino	48,596	12,706	40	895	-	98	-	702	63,037

Macao Property Operations	370,395	57,880	195	895	-	2,097	-	2,702	434,164

Las Vegas Operating Properties	48,480	56,947	563	-	(29,790)	4,710	-	-	80,910

Sands Bethlehem	13,217	8,687	-	93	-	487	-	-	22,484

United States Property Operations	61,697	65,634	563	93	(29,790)	5,197	-	-	103,394

Marina Bay Sands	330,371	65,363	94	(10)	25,040	1,475	-	4,567	426,900

Other Asia (2)	(13,636)	3,681	472	440	5,000	221	-	-	(3,822)

Other Development	(28,906)	199	-	25,943	-	-	-	2,764	-

Corporate	(56,639)	5,178	-	-	(250)	-	51,711	-	-

	$663,282	$197,935	$1,324	$27,361	$-	$8,990	$51,711	$10,033	$960,636

Three Months Ended December 31, 2010

				Pre-Opening
		Depreciation	(Gain) Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$185,796	$43,336	$631	$2,175	$-	$1,347	$-	$2,273	$235,558

Sands Macao	84,498	8,244	40	-	-	308	-	353	93,443

Four Seasons Hotel Macao and Plaza Casino	(3,029)	13,201	-	1,263	-	96	-	705	12,236

Macao Property Operations	267,265	64,781	671	3,438	-	1,751	-	3,331	341,237

Las Vegas Operating Properties	44,438	54,172	426	-	(22,449)	3,971	-	-	80,558

Sands Bethlehem	10,486	7,441	807	122	-	676	-	-	19,532

United States Property Operations	54,924	61,613	1,233	122	(22,449)	4,647	-	-	100,090

Marina Bay Sands	225,124	49,575	-	6,184	17,626	2,212	-	5,122	305,843

Other Asia (2)	(14,790)	5,064	(5,532)	1,830	5,000	148	-	-	(8,280)

Other Development	(8,430)	170	1	6,100	-	-	-	2,159	-

Corporate	(35,407)	3,247	1,605	-	(177)	-	30,732	-	-

	$488,686	$184,450	$(2,022)	$17,674	$-	$8,758	$30,732	$10,612	$738,890

Year Ended December 31, 2011

				Pre-Opening
		Depreciation	(Gain) Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$844,112	$163,185	$(535)	$3,173	$-	$6,253	$-	$6,590	$1,022,778

Sands Macao	317,614	30,723	316	-	-	1,814	-	1,410	351,877

Four Seasons Hotel Macao and Plaza Casino	158,998	51,894	163	3,664	-	391	-	2,813	217,923

Macao Property Operations	1,320,724	245,802	(56)	6,837	-	8,458	-	10,813	1,592,578

Las Vegas Operating Properties	198,390	232,949	(1,215)	-	(111,017)	14,188	-	-	333,295

Sands Bethlehem	56,145	31,889	-	851	-	1,917	-	-	90,802

United States Property Operations	254,535	264,838	(1,215)	851	(111,017)	16,105	-	-	424,097

Marina Bay Sands	1,157,825	249,123	832	3,506	91,936	5,908	-	21,493	1,530,623

Other Asia (2)	(52,844)	15,426	474	805	20,000	996	-	-	(15,143)

Other Development	(79,423)	722	2,506	65,135	-	-	-	11,060	-

Corporate	(210,930)	18,493	7,662	-	(919)	-	185,694	-	-

	$2,389,887	$794,404	$10,203	$77,134	$-	$31,467	$185,694	$43,366	$3,532,155

Year Ended December 31, 2010

			Impairment	Pre-Opening
		Depreciation	and (Gain) Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$591,222	$195,947	$4,345	$2,175	$-	$4,505	$-	$11,604	$809,798

Sands Macao	277,429	38,546	(526)	-	-	1,658	-	1,412	318,519

Four Seasons Hotel Macao and Plaza Casino	55,767	50,753	(76)	3,422	-	432	-	3,394	113,692

Macao Property Operations	924,418	285,246	3,743	5,597	-	6,595	-	16,410	1,242,009

Las Vegas Operating Properties	122,119	229,900	1,026	-	(58,883)	15,951	-	-	310,113

Sands Bethlehem	26,211	28,204	807	1,422	-	2,338	-	-	58,982

United States Property Operations	148,330	258,104	1,833	1,422	(58,883)	18,289	-	-	369,095

Marina Bay Sands	443,383	119,588	302	22,126	39,276	5,906	-	11,317	641,898

Other Asia (2)	(58,802)	17,114	(5,532)	1,943	20,000	848	-	-	(24,429)

Other Development	(154,105)	2,341	52,661	85,528	-	-	-	13,575	-

Corporate	(122,638)	12,578	1,605	-	(393)	-	108,848	-	-

	$1,180,586	$694,971	$54,612	$116,616	$-	$31,638	$108,848	$41,302	$2,228,573

(1)   During the three months ended December 31, 2011 and 2010, the Company recorded stock-based compensation expense of $15.5 million and $15.4 million, respectively, of which $6.4 million and $6.6 million, respectively, is included in corporate expense and $0.1 million is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.  During the year ended December 31, 2011 and 2010, the Company recorded stock-based compensation expense of $62.7 million and $58.0 million, respectively, of which $30.8 million and $24.4 million, respectively, is included in corporate expense and $0.4 million and $2.0 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.

(2)   Primarily includes the results of the CotaiJet ferry operations.

Exhibit 2

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Property EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income attributable to Las Vegas Sands Corp.	$435,284	$325,509	$1,560,123	$599,394
Add (deduct):
Net income attributable to noncontrolling interests	89,068	60,898	322,996	182,209
Income tax expense	59,744	27,866	211,704	74,302
Loss on modification or early retirement of debt	22,554	-	22,554	18,555
Other (income) expense	(5,429)	2,055	3,955	8,260
Interest expense, net of amounts capitalized	68,011	74,938	282,949	306,813
Interest income	(5,950)	(2,580)	(14,394)	(8,947)
(Gain) loss on disposal of assets	1,324	(2,022)	10,203	38,555
Impairment loss	-	-	-	16,057
Depreciation and amortization	197,935	184,450	794,404	694,971
Development expense	5,008	525	11,309	1,783
Pre-opening expense	22,353	17,149	65,825	114,833
Stock-based compensation (1)	8,990	8,758	31,467	31,638
Rental expense	10,033	10,612	43,366	41,302
Corporate expense	51,711	30,732	185,694	108,848

Adjusted Property EBITDA	$960,636	$738,890	$3,532,155	$2,228,573

(1) See prior page (Exhibit 2)

_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

The Venetian Macao	$764,257	$661,518	$2,827,174	$2,412,990
Sands Macao	321,028	319,336	1,282,201	1,193,589
Four Seasons Hotel Macao and Plaza Casino	216,379	91,842	678,293	498,649
Las Vegas Operating Properties	339,462	310,627	1,324,505	1,213,046
Sands Bethlehem	105,030	83,393	399,900	302,101
Marina Bay Sands	806,942	560,411	2,921,863	1,262,690
Other Asia	37,910	29,625	147,323	110,586
Eliminations	(46,653)	(41,706)	(170,514)	(140,469)

	$2,544,355	$2,015,046	$9,410,745	$6,853,182
_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Adjusted Property EBITDA as a Percentage of Net Revenues
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
The Venetian Macao	37.1%	35.6%	36.2%	33.6%
Sands Macao	27.4%	29.3%	27.4%	26.7%
Four Seasons Hotel Macao and Plaza Casino	29.1%	13.3%	32.1%	22.8%
Las Vegas Operating Properties	23.8%	25.9%	25.2%	25.6%
Sands Bethlehem	21.4%	23.4%	22.7%	19.5%
Marina Bay Sands	52.9%	54.6%	52.4%	50.8%
Other Asia	-10.1%	-27.9%	-10.3%	-22.1%

Total	37.8%	36.7%	37.5%	32.5%

Exhibit 3

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Adjusted Earnings Per Diluted Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income attributable to common stockholders	$320,114	$273,036	$1,269,508	$407,463

Pre-opening expense, net	4,193	16,098	47,067	100,699
Development expense, net	5,008	525	11,309	1,783
Impairment loss, net	-	-	-	16,057
(Gain) loss on disposal of assets, net	456	(2,022)	9,335	38,555
Loss on modification or early retirement of debt	16,005	-	16,005	18,555
Preferred stock dividends	5,967	22,757	63,924	92,807
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	11,567	23,137	80,975	92,545
Preferred stock inducement, repurchase and
redemption premiums	97,636	6,579	145,716	6,579

Adjusted net income	$460,946	$340,110	$1,643,839	$775,043

Per diluted share of common stock:
Net income attributable to common stockholders	$0.39	$0.34	$1.56	$0.51

Pre-opening expense, net	0.01	0.02	0.06	0.13
Development expense, net	0.01	-	0.01	-
Impairment loss, net	-	-	-	0.02
(Gain) loss on disposal of assets, net	-	-	0.01	0.05
Loss on modification or early retirement of debt	0.02	-	0.02	0.02
Preferred stock dividends	0.01	0.03	0.08	0.12
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	0.01	0.02	0.10	0.12
Preferred stock inducement, repurchase and
redemption premiums	0.12	0.01	0.18	0.01

Adjusted earnings per diluted share	$0.57	$0.42	$2.02	$0.98

Weighted average diluted shares outstanding	812,718,294	806,346,583	811,816,687	791,760,624

Exhibit 4

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Room Statistics:
The Venetian Macao:
Occupancy %	95.2%	88.8%	91.4%	90.9%
Average daily room rate (ADR) (1)	$246	$231	$232	$213
Revenue per available room (RevPAR) (2)	$234	$205	$212	$194

Sands Macao:
Occupancy %	96.0%	81.2%	90.5%	93.2%
Average daily room rate (ADR) (1)	$259	$260	$251	$251
Revenue per available room (RevPAR) (2)	$248	$211	$227	$234

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	76.1%	70.2%	69.9%	70.8%
Average daily room rate (ADR) (1)	$339	$349	$334	$309
Revenue per available room (RevPAR) (2)	$258	$245	$234	$219

Las Vegas Operating Properties:
Occupancy %	89.1%	80.1%	88.6%	90.7%
Average daily room rate (ADR) (1)	$195	$192	$199	$191
Revenue per available room (RevPAR) (2)	$174	$154	$177	$173

Sands Bethlehem:
Occupancy %	54.5%	N/A	50.5%	N/A
Average daily room rate (ADR) (1)	$156	N/A	$162	N/A
Revenue per available room (RevPAR) (2)	$85	N/A	$82	N/A

Marina Bay Sands:
Occupancy %	98.8%	84.8%	93.6%	73.4%
Average daily room rate (ADR) (1)	$333	$258	$311	$250
Revenue per available room (RevPAR) (2)	$329	$219	$291	$184

Casino Statistics:
The Venetian Macao:
Table games win per unit per day (3)	$13,371	$11,276	$12,402	$10,489
Slot machine win per unit per day (4)	$328	$263	$297	$263
Average number of table games	577	601	591	598
Average number of slot machines	2,089	2,118	2,112	2,151

Sands Macao:
Table games win per unit per day (3)	$9,482	$9,449	$9,632	$8,899
Slot machine win per unit per day (4)	$279	$223	$273	$218
Average number of table games	413	416	414	416
Average number of slot machines	1,165	1,185	1,141	1,178

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (3)	$18,928	$9,552	$15,360	$13,318
Slot machine win per unit per day (4)	$728	$538	$704	$439
Average number of table games	139	118	125	118
Average number of slot machines	176	187	185	188

Las Vegas Operating Properties:
Table games win per unit per day (3)	$4,511	$4,463	$4,241	$4,293
Slot machine win per unit per day (4)	$195	$181	$166	$195
Average number of table games	230	223	228	229
Average number of slot machines	2,557	2,766	2,638	2,810

Sands Bethlehem:
Table games win per unit per day (3)	$2,921	$2,085	$2,779	$1,885
Slot machine win per unit per day (4)	$241	$225	$246	$229
Average number of table games	106	77	95	77
Average number of slot machines	3,021	3,023	3,021	3,097

Marina Bay Sands:
Table games win per unit per day (3)	$11,508	$8,195	$11,140	$7,416
Slot machine win per unit per day (4)	$661	$538	$616	$478
Average number of table games	602	619	604	615
Average number of slot machines	2,459	1,956	2,366	1,784
______________________

(1)           ADR is calculated by dividing total room revenue by total rooms occupied.

(2)           RevPAR is calculated by dividing total room revenue by total rooms available.

(3)           Table games win per unit per day is shown before discounts and commissions.

(4)           Slot machine win per unit per day is shown before deducting cost for slot points.

Exhibit 5